UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2005

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

and

Section 2 - Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement of a Registrant

     On March 31, 2005, PPL Energy Supply, LLC ("PPL Energy Supply") entered into a Reimbursement Agreement with The Bank of Nova Scotia ("Scotia"), as Issuer and Administrative Agent, and the Lenders party thereto from time to time (the "Reimbursement Agreement"), pursuant to which PPL Energy Supply may request Scotia to issue up to $200 million of letters of credit for general corporate purposes. The Reimbursement Agreement has a term of 364 days, unless terminated earlier in accordance with its terms.

     Under the terms of the Reimbursement Agreement, PPL Energy Supply will reimburse Scotia for any amounts that Scotia has disbursed under any letters of credit, and interest will accrue on any such disbursed amounts, at market based rates, until PPL Energy Supply reimburses Scotia. In addition, PPL Energy Supply will pay customary commitment and letter of credit issuance fees associated with this transaction.

     The Reimbursement Agreement contains covenants similar to those contained in PPL Energy Supply's $800 million Five-Year Credit Agreement dated June 22, 2004, including financial covenants requiring PPL Energy Supply's debt to total capitalization to not exceed 65% and requiring PPL Energy Supply to maintain an interest coverage ratio of not less than 2.0 times consolidated funds from operations (in each case, as calculated pursuant to the Reimbursement Agreement). The Reimbursement Agreement also contains certain representations and warranties that must be made for PPL Energy Supply to cause Scotia to issue letters of credit.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL ENERGY SUPPLY, LLC

By:	/s/ James E. Abel James E. Abel Vice President and Treasurer

Dated: April 6, 2005